Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES, 2007 EPS: YTD – $1.62 vs. $2.11; 4th QTR – $.41 vs. $.48

POWHATAN, VA., February 6, 2008 / PR Newswire / Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported net income for the fourth quarter 2007 of $1,009,539 compared to $1,161,314 in the fourth quarter 2006, a decline of $151,775 or 13.1 percent. For year to date 2007, net income was $3,988,711 compared to $5,150,002 reported for year to date 2006, a decline of $1,161,291 or 22.6 percent. However, the prior year’s net income includes a non-recurring $499,895 after tax gain resulting largely from the sale of the bank’s former main office building. Adjusting the prior year to exclude this item results in comparable net income of $4,650,107 making the decline $661,396 or 14.2 percent. On an earnings per share basis in the fourth quarter 2007, basic as well as fully diluted net income were each $0.41 compared to fourth quarter 2006 basic and fully diluted earnings per share of $0.48, representing declines of 14.6 percent. Year to date earnings per share was $1.62 versus the prior year’s reported $2.11, however after adjustment for the nonrecurring gains, the 2006 earnings per share would be $1.90, making the decline 14.7 percent. The return on assets for the fourth quarter and full year 2007 were 0.85 and 0.87 percent compared to 1.09 and 1.26 percent respectively in 2006. The fourth quarter return on shareholders equity was 10.66 percent compared to 12.82 percent in the prior year. For 2007 year to date the return on equity was 10.60 percent versus the reported 15.10 percent in 2006, however when 2006 is adjusted to remove the effect of the non-recurring gain, the return on equity would have been 13.64 percent. At December 31, 2007 total assets were $485.2 million, growth of $47.7 million or 10.9 percent from $437.5 million at year end 2006. The major components of the company’s balance sheet at year end 2007 and 2006 were cash and funds sold - $10.4 vs. $39.8 million, investment securities - $177.6 vs. $165.5 million, loans - $265.9 vs. $208.6 million, other assets - $31.9 vs. $26.4 million, deposits - $358.8 vs. $358.0 million, borrowings - $86.7 vs. $40.2 million and total shareholders equity -$36.9 vs. $37.1 million. At December 31, 2007, the book value of a share of common stock was $15.06 versus $15.33 in 2006.

Average earning assets for the fourth quarter were $ 447.0 million, an increase of $ 48.6 million or 12.2 percent when compared to $398.4 million in the corresponding quarter last year. Average loans grew by $46.6 million or 22.2 percent to $256.6 million from the prior year’s fourth quarter average balances of $210.0 million. Average total deposits were $365.6 million up $18.3 million or 5.3 percent from the prior year’s fourth quarter average of $347.3 million. The bank's investment securities portfolio averaged $190.0 million up $21.1 million or 12.5 percent from the prior year fourth quarter average of $168.9 million. The fourth quarter average overnight funds sold decreased to $0.02 million compared to last year’s fourth quarter average of $18.8 million. Average overnight borrowings from the Federal Home Loan Bank in the fourth quarter increased by $0.20 million, while average term borrowings increased by $3.9 million or 11.0 percent to $39.7 million compared to the prior year’s fourth quarter average of $35.7 million. Federal funds purchased and repurchase agreements averaged $25.1 million an increase of $25.0 million from the prior year fourth quarter average of $0.1 million. Average total assets grew by $50.1 million or 11.7 percent to $476.5 million for the quarter compared to last year’s quarterly average of $ 426.4 million.

The net interest income on a fully tax equivalent (FTE) basis for the fourth quarter was $ 3.93 million, an increase of $0.04 million or 1.1 percent compared to $3.89 million in the fourth quarter of 2006. The tax equivalent net interest margin for the fourth quarter decreased to 3.52 percent from 3.91 percent in the prior year’s fourth quarter. The decline is largely a result of the current interest rate environment; following stable rates in the first, second and most of the third quarter, were three cuts in rates totaling 100 basis points in the fourth quarter which has resulted in our interest income declining faster than our interest expense, resulting in margin compression. For the full year, the tax equivalent net interest income was $15.5 million compared to $15.8 million, a decrease of $0.3 million or 1.8 percent. The net interest margin FTE for the full year 2007 was 3.60 percent compared to 4.13 percent for 2006.

Non-interest income for the fourth quarter 2007 totaled $1,020,536 an increase of $118,520 or 13.1 percent compared to $902,016 in the prior year. Deposit fees and charges were up $59,237 or 12.9 percent, investment sales income was up $47,908 or 75.9 percent, cash value of life insurance was up $45,418 or 85.9 percent, bank card fees were up $20,280 or 19.5 percent, net gains from sales of securities available for sale was up $19,394 or 22.8 percent, while interest and fees on secondary market mortgage loan sales was down $50,041 or 77.9 percent, and miscellaneous income was down $23,676 or 32.5 percent. For the full year, non-interest income totaled $3.5 million, a decline of $833,974 or 19.1 percent compared to the prior year’s total of $4.4 million; however the prior year total includes $757,416 in nonrecurring gains from sales, if this amount is adjusted out, the prior year comparable total is $3.6 million, and the decline is only $76,558 or 2.1 percent. In the fourth quarter, the bank resumed making provisions to its reserve for loan losses. The total provision in the fourth quarter was $180,000 and was a result of the qualitative and quantitative analysis of the growth in total loans outstanding, nonperforming assets, and general local economic conditions for both commercial and consumer credit. For the full year, provision expense was $180,000, compared to none in the prior year. At the end of the fourth quarter 2007, the loan loss reserve stood at 1.10 percent of net loans, versus 1.39 percent in the prior year. At quarter-end nonperforming assets totaled $4,118,337, up from the immediately preceding third quarter’s balance of $1,938,695 and up from the fourth quarter of 2006’s balance of $1,000,440. The loan loss reserve at December 31, 2007 represents 70.7 percent coverage of total nonperforming assets.

Non-interest expense in the fourth quarter 2007 totaled $3.3 million an increase of $229,608 or 7.4 percent versus $3.1 million in the fourth quarter of last year. About half of the increase, $121,729 is due to increases in salaries and benefits, while legal and professional fees were up $95,105 or 271 percent, and reflects the completion of most all of the Sarbanes-Oxley 404 control documentation, while office supplies, telephone and postage were up $28,927 or 23.3 percent, and taxes and licenses were up $9,995 or 15.9 percent, while declines were in occupancy expense down $13,850 or 8.3 percent, and equipment depreciation, repairs and maintenance, down $13,263 or 4.7 percent. For the full year 2007, total non-interest expense was $13.1 million an increase of $481,847 or 3.8 percent versus $12.7 million in 2006. Seventy-two percent or $346,497 of the annual increase can be attributed to increases in salaries and benefits generally, and the impact of additions to personnel in the latter half of 2006 and early 2007 and their related benefits expense. The additions to staff were largely in business development, lending, and retail branches and their efforts have contributed to the strong growth in loans. The other expense categories with significant increases were legal and professional up $122,103 or 45.7 percent, advertising and public relations up $79,758 or 21.4 percent, and taxes and licenses up $33,395 or 12.8 percent. Declines were seen in equipment depreciation down $88,763 or 12.1 percent, office supplies telephone and postage down $40,883 or 7.2 percent. The bank’s efficiency ratios for the fourth quarter and full year to date were 66.9 and 69.0 percent compared to 64.3 and 62.7 percent respectively for the prior year.

President and CEO Ralph Larry Lyons, commented: “I can’t say we were overly pleased with the results for 2007, however, our profits were still $4 million, and we anticipated the negative impact of margin compression in view of the past year’s interest rate environment and our bank’s asset sensitivity. The increase in nonperforming assets is a concern, but not altogether unexpected given the overall state of the economy, and we believe our core earnings are stable and should be sustainable in the future. The growth in our loan balances of over 25 percent, year over year, is due, in large part, to our retail and commercial lenders and is the tangible result of our business development efforts.” Lyons added “...our deposits grew nicely over the first three quarters, however during the fourth quarter, as we lowered our deposit rates, we experienced some deposit run-off, no doubt from people seeking the highest rate, moving to other financial institutions – not at all surprising considering the extensive competition for deposits in our markets. In the coming months, we will be introducing some new deposit products that we anticipate will grow our core deposit customer base. Looking ahead, we are quite sure that 2008 will be an especially challenging year; and we realize we must intensify our emphasis on personal service, increase our business development and sales efforts, improve our products, increase efficiency, control expenses, and expand our franchise. Growth and earnings momentum must be sustained, if we successfully achieve these goals, we will have another solid year.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 34 year-old, $485 million community bank with its headquarters and main branch office in Powhatan County and six other full service banking offices, two in the County of Cumberland, three in western Chesterfield County and one in western Henrico County, adjacent to Richmond, Va.

SOURCE:	Central Virginia Bankshares, Inc.

CONTACTS:	Charles F. Catlett, III - Senior Vice President and Chief Financial Officer (804) 403-2002

Selected Financial Data follows for Central Virginia Bankshares, Inc., as of December 31, 2007

Central Virginia Bankshares, Inc. (Unaudited)	Fourth Quarter		Year to Date
	2007	2006	2007	2006

Net Income	1,009,539	1,161,314	3,988,711	5,150,002
Interest & Fees on Loans	5,217,904	4,523,694	19,505,965	17,283,586
Interest on Investments & Funds Sold	2,702,232	2,619,987	11,107,406	9,688,765
Interest on Deposits	3,320,971	2,922,827	13,387,997	9,836,260
Interest on Borrowings	843,669	508,784	2,414,040	2,066,462
Net Interest Income (FTE)	3,931,863	3,889,622	15,505,520	15,792,369
Non Interest Income	1,020,536	902,016	3,542,054	4,376,028
Loan Loss Provision	180,000	0	180,000	0
Interest Expense	4,164,640	3,431,611	15,802,037	11,902,722
Non Interest Expense	3,312,542	3,082,934	13,138,359	12,656,512
Period End Balances:
Investment Securities	177,572,261	165,523,738
Fed Funds Sold	186,000	30,242,000
Loans (net of Unearned Discount)	265,848,637	208,507,196
Loan Loss Reserve	2,912,082	2,889,496
Non Interest Bearing Deposits	41,772,145	42,396,257
Total Deposits	358,760,527	357,993,479
Borrowings	86,742,530	40,219,500
Assets	485,221,104	437,535,230
Period End Shareholders Equity	36,864,084	37,085,946
Average Balances:
Total Assets	476,510,323	426,448,303	460,124,824	409,727,868
Earning Assets	447,040,636	398,424,002	430,161,301	382,614,567
Investment Securities	190,017,281	168,932,587	187,415,181	168,651,422
Federal Funds Sold	28,783	18,820,304	9,734,452	5,655,090
Loans (net of Unearned Discount)	256,553,342	209,987,035	232,591,667	207,682,971
Non Interest Bearing Deposits	44,403,323	44,644,879	43,592,342	45,466,099
Total Deposits	365,606,154	347,319,974	370,116,849	331,437,400
FHLB Overnight Advances	155,978	0	39,315	4,498,630
FHLB Term Borrowings	39,673,913	35,739,130	36,178,082	29,145,205
Fed Funds Purchased & REPO	25,057,162	73,326	8,361,832	3,528,347
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155.000
Shareholders Equity	37,885,904	36,234,405	37,631,824	34,099,090
Average Shares Outstanding - Basic	2,439,150	2,415,088	2,432,152	2,406,768
Average Shares Outstanding - Fully Diluted	2,467,762	2,449,344	2,460,621	2,444,239

Asset Quality:
Charged Off Loans	78,232	32,270	222,526	107,442
Recoveries	14,747	61,683	65,113	79,269
Non Performing Assets at Period End:
Non-Accrual Loans	2,360,794	736,509
Loans Past Due 90 Days or More	1,757,544	263,931
Other Non Performing Assets	-
Other Real Estate	-
Total Non Performing Assets	4,118,337	1,000,440
		-
Per Share Data & Ratios:		-
Net Income Per Share - Basic	$0.41	$0.48	$1.64	$2.14
Net Income Per Share - Fully Diluted	$0.41	$0.48	$1.62	$2.11
Period End Book Value Per Share	$15.06		$15.33
Return on Average Assets	0.85%	1.09%	0.87%	1.26%
Return on Average Equity	10.66%	12.82%	10.60%	15.10%
Efficiency Ratio	66.89%	64.34%	68.98%	62.75%
Average Loans to Average Deposits	70.17%	60.46%	62.84%	62.66%
Reserve for Loan Losses / Loans EOP	1.10%		1.39%
Net Interest Margin (FTE)	3.52%	3.91%	3.60%	4.13%

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2004